Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 21, 2024
Registration Statement Nos. 333-268757 and 333-268757-08

 **Priced** $815+mm ($774.678mm Offered) Exeter (EART 2024-3) Subprime Auto

Jt-Bookrunners: Deutsche Bank (str); J.P. Morgan; Mizuho
Co-Managers : Barclays; Citi; Citizens

-- Anticipated Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	S/M**	P.WIN	E MTY.	L MTY.	BNCH	SPRD	YLD(%)
A1	86.900	82.555	0.13	A-1+/P-1	1-3	08/24	06/16/25	I-CRV	+ 22	5.598
A2	205.000	194.750	0.58	AAA/Aaa	3-13	06/25	02/15/27	I-CRV	+ 56	5.893
A3	84.295	80.080	1.28	AAA/Aaa	13-19	12/25	12/15/27	I-CRV	+ 68	5.720
B	100.899	95.854	1.83	AA/Aaa	19-26	07/26	09/15/28	I-CRV	+ 78	5.644
C	120.904	114.858	2.55	A/Aa1	26-36	05/27	07/16/29	I-CRV	+ 108	5.778
D	129.603	123.122	3.49	BBB/Baa1	36-49	06/28	09/16/30	I-CRV	+ 150	6.061
E	87.852	83.459	4.49	BB-/NR	49-57	02/29	10/15/31	I-CRV	+ 350	7.973
*WAL Pricing Speed: 1.50% ABS to 5% call
**Expected Ratings

- TRANSACTION SUMMARY -
Size : $815+mm ($774.678mm Offered) *NO GROW*
Exp Pricing : *Priced*
Exp Ratings : S&P / Moody's
Exp Settle : May 28th, 2024
First Pay : June 17th, 2024
ERISA : A-D = YES; E = NO
Registration: A-D = Public; E= 144A/Reg S/IAI
Min Denoms : A-D = 1k x 1k; E = 1,156k x 1k
Delivery : DTC, Euroclear, Clearstream
B&D : Deutsche Bank

-Available Information-
* Preliminary Prospectus, Ratings FWP, Offering Memorandum and CDI File (attached)
* Intex Deal Name: dbEART2403 Password: V6VK
* Deal Roadshow Link: https://dealroadshow.com/e/EART243 Passcode: EART243

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.